April 8, 2010

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Hallmark Financial Services, Inc (the Company) and, under the date of March 25, 2010, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2009 and 2008. On April 5, 2010, we were dismissed.  We have read the Company’s statements included under Item 4.01 of its Form 8-K dated April 8, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with the statements made under Item 4.01(b) of the Form 8-K.

Very truly yours,

/s/ KPMG LLP

KPMG LLP